Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Yum China Holdings, Inc.:

We consent to the use of our report dated February 27, 2018, with respect to the consolidated balance sheets of YUM China Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated and combined statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

The audit report contains an explanatory paragraph that states that the Company acquired the holding company of DAOJIA.com.cn (“Daojia”) during 2017, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Daojia’s internal control over financial reporting associated with total assets of approximately 1% of the Company’s total assets and total revenues of less than 1% of the Company’s total revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Daojia.

The audit report also contains an explanatory paragraph that states that the combined financial statements, constituting the periods prior to October 31, 2016, include Yum! Brands, Inc.’s (“YUM”) China businesses and operations and have been derived from the consolidated financial statements and underlying accounting records of YUM. The combined financial statements also include expense allocations for certain corporate functions historically provided by YUM. These allocations may not be indicative of the actual expenses which would have been incurred had the Company operated as a separate entity apart from YUM prior to October 31, 2016.

/s/ KPMG Huazhen LLP

Shanghai, China

February 27, 2018